EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) FOR IMMEDIATE RELEASE	Contact: Thomas J. Flournoy tflournoy@summitbk.com
770-454-0456

SUMMIT BANK CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

October 25, 2005 - (Atlanta, GA) - Summit Bank Corporation (SBGA), parent company of The Summit National Bank, announces third quarter 2005 earnings of $1.58 million, or $0.27 diluted earnings per share, up 18.3% over the $1.34 million, or $0.23 diluted earnings per share, for the same period last year. For the nine months ended September 30, 2005, earnings were $4.24 million, or $0.74 diluted earnings per share, up 7.3% over the $3.95 million, or $0.69 diluted earnings per share, for the nine months ended September 30, 2004. Earnings for both the quarter and the year to date have increased largely due to increased net interest income and international banking service fees and a decreased loan loss provision, all partially offset by an increase in operating expenses.

Total assets increased to $534.2 million at September 30, 2005, up 6.6% from $500.9 million at September 30, 2004. Total loans grew 3.7% over the past twelve months from $333.6 million to a total of $346.0 million at September 30, 2005. Non-performing assets have continued to decline over the past twelve months and totaled $679,000, or 0.20% of loans, at September 30, 2005. The allowance for loan losses totaled $4.6 million, or 1.33% of loans, at September 30, 2005 compared to $4.7 million, or 1.40% of loans, one year ago. Deposits have grown 11.9% from $393.9 million at September 30, 2004 to $440.8 million at September 30, 2005. Non-interest bearing deposit growth remained strong increasing 21.0% to $104.9 million from $86.7 million a year ago.

The rising interest rate environment and the significant increase in non-interest bearing deposits resulted in net interest income increasing from $4.57 million for the third quarter of 2004 to $5.19 million for the same period this year, an increase of 13.6%. Net interest margin improved to 4.26% for the third quarter of 2005 from 3.88% for the third quarter last year. For the nine months ended September 30, 2005, net interest income was $15.12 million, up from $13.60 million for the same period a year ago. The net interest margin for the nine months ended September 30, 2005 was 4.13%, up from 3.92% for the same period last year.

Total noninterest income was $1.04 million for the third quarter 2005, up from $965,000 for the third quarter last year. For the nine months ended September 30, 2005, noninterest income has grown to $3.19 million from $2.93 million last year. These increases are both attributable to a significant increase in international banking service fees due to growth in our customer base and increased transaction volume. International banking service fees are up 61.1% on a year to date basis.

Noninterest expenses increased 18.2% to $3.95 million in the third quarter 2005 compared to $3.34 million for the same period a year earlier. The increase was due to personnel and occupancy costs for new branches opened in the past twelve months and increased resources for risk management and regulatory compliance efforts. For the same reasons, year to date noninterest expenses increased 21.5% to $11.96 million from $9.85 million for the same period last year. The latter also included a $452,000 expense for customer check fraud loss that was recorded in the second quarter of this year arising out of continuing claims from a fraud that occurred in late 2004. No new claims have surfaced during the third quarter related to this case.

Chief Executive Officer, Pin Pin Chau, said, “We have continued our disciplined approach to asset growth and focused on asset quality and deposit growth. As a result, we trimmed our balance sheet by reducing higher cost funding and at the same time, benefiting from the rising interest rate environment, we improved our third quarter net interest margin by 15 basis points over last quarter.”

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates six branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California. Summit also maintains a Representative Office in Shanghai, China.

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit’s assumptions, but that are beyond Summit's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the international, national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit's markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Summit’s filings with the Securities and Exchange Commission.

Summit Bank Corporation
Selected Financial Information
September 30, 2005
(In thousands, except per share data)

	September 30
	2005	2004	% Change
Summary Balance Sheet:
Cash and Short Term Investments	$27,371	$15,612	75.3%
Investments	135,964	133,145	2.1%

Commercial Loans	289,531	275,293	5.2%
SBA Loans	55,826	57,577	-3.0%
Other Loans	661	747	-11.5%
Total Loans	346,018	333,617	3.7%
Allowance for Loan Loss	(4,609)	(4,657)	-1.0%
Net Loans	341,409	328,960
Other Assets	29,466	23,187	27.1%
Total Assets	$534,210	$500,904	6.6%

Demand Deposits - Noninterest-Bearing	$104,921	$86,713	21.0%
NOW & MMA	90,344	72,019	25.4%
Savings & CDs	245,532	235,200	4.4%
Total Deposits	440,797	393,932	11.9%
Borrowed Funds	45,797	67,461	-32.1%
Other Liabilities	11,605	4,836	140.0%
Stockholders Equity	36,011	34,675	3.9%
Total Liabilities & Stockholders Equity	$534,210	$500,904	6.6%

	Three Months Ended September 30,			Nine Months Ended September 30,
Summary Income Statement:	2005	2004	% Change	2005	2004	% Change
Interest Income	$7,904	$6,665	18.6%	$22,577	$19,642	14.9%
Interest Expense	2,715	2,096	29.6%	7,455	6,039	23.5%
Net Interest Income	5,189	4,569	13.6%	15,122	13,603	11.2%
Provision for Loan Losses	50	250	-80.0%	514	915	-43.8%
Net Interest Income after Provision for Loan Loss	5,139	4,319	19.0%	14,608	12,688	15.1%
Service Charges on Deposits	336	388	-13.3%	1,030	1,184	-13.0%
International Fee Income	523	348	50.2%	1,502	932	61.1%
BOLI	115	109	5.2%	343	325	5.4%
Other noninterest income	63	120	-47.6%	318	485	-34.5%
Total Noninterest Income	1,037	965	7.4%	3,193	2,926	9.1%
Salaries & Benefits	2,009	1,814	10.8%	5,911	5,240	12.8%
Occupancy	365	278	31.1%	993	789	25.8%
Premises & Equipment	452	350	29.0%	1,279	1,005	27.2%
Other noninterest expense	1,121	896	25.1%	3,776	2,812	34.3%
Total Noninterest Expense	3,947	3,338	18.2%	11,959	9,846	21.5%
Income before Tax	2,229	1,946	14.5%	5,842	5,768	1.3%
Income Tax Expense	647	609	6.3%	1,603	1,819	-11.9%
Net Income	$1,582	$1,337	18.3%	$4,239	$3,949	7.3%

Average Balances:
Average Assets	$529,041	$505,820	4.6%	$528,615	$496,119	6.6%
Average Earning Assets	487,309	471,035	3.5%	488,245	463,008	5.5%
Average Total Loans	340,683	331,172	2.9%	338,776	327,509	3.4%
Average Deposits	426,081	404,806	5.3%	427,293	391,514	9.1%
Average Total Funds	484,046	469,943	3.0%	486,286	460,799	5.5%
Average Shareholder Equity	35,561	33,123	7.4%	34,985	33,333	5.0%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
Per Share Data:
Basic Earnings per Share	$0.27	$0.23	17.4%	$0.74	$0.69	7.2%
Diluted Earnings per Share	$0.27	$0.23	17.4%	$0.74	$0.69	7.2%
Dividend Per Share	$0.10	$0.10	0.0%	$0.30	$0.30	0.0%
Weighted - Average Shares Outstanding - Basic	5,694,604	5,689,876		5,694,093	5,685,374
Weighted - Average Shares Outstanding - Diluted	5,694,604	5,690,962		5,694,093	5,685,926
Common Shares Outstanding	5,694,604	5,690,104		5,694,604	5,690,104

Key Ratios:
Return on Average Assets	1.20%	1.06%		1.07%	1.06%
Return on Average Shareholder Equity	17.79%	16.15%		16.15%	15.80%
Yield on Earning Assets	6.50%	5.66%		6.17%	5.67%
Cost of Funds	2.24%	1.78%		2.04%	1.75%
Net Interest Margin	4.26%	3.88%		4.13%	3.92%
Noninterest Income as % of Average Assets	0.78%	0.76%		0.81%	0.79%
Noninterest Expense as % of Average Assets	2.98%	2.64%		3.02%	2.65%
Efficiency Ratio	63.39%	60.48%		65.31%	60.09%

ALLL as % of Total Loans	1.33%	1.40%		1.33%	1.40%
Nonperforming Assets as % of Total Loans and ORE	0.20%	0.86%		0.20%	0.86%
Net Chargeoffs(Recoveries) as % of Average Loans	-0.08%	-0.04%		0.18%	0.12%